Automatic and Facultative

Yearly Renewable Term Reinsurance Agreement

between

AMERICAN NATIONAL INSURANCE COMPANY

One Moody Plaza

Galveston, Texas 77550

(hereinafter referred to as the “Ceding Company”)

LINCOLN NATIONAL LIFE INSURANCE COMPANY

Fort Wayne, IN

(hereinafter referred to as the “Reinsurer”)

Effective: November 1, 1997

Treaty #: J&LS

Table of Contents
1.1	Parties to the Agreement	4
1.2	Compliance	4
1.3	Construction	4
1.4	Entire Agreement	4
1.5	Severability	4
	Automatic Reinsurance	4
2.1	General Conditions	4
2.2	Retained Amounts	5
	Facultative Reinsurance	5
	Commencement of Liability	5
4.1	Automatic Reinsurance	5
4.2	Facultative Reinsurance	6
4.3	Conditional Receipt or Temporary Insurance	6
	Reinsured Risk Amount	6
5.1	Life	6
5.2	Waiver of Premium Rider	6
5.3	Automatic increase Rider	6
5.4	Contemplation of death rider	6
	Premium Accounting	7
6.1	Premiums	7
6.2	Payment of Premiums	7
6.3	Delayed Payment	7
6.4	Failure to Pay Premiums	7
6.5	Premium Rate Guarantee	7
	Reductions, Terminations and Changes	8
7.1	Reductions and Terminations	8
7.2	Increases	8
7.3	Risk Classification Changes	9
7.4	Reinstatement	9
	Conversions, Exchanges and Replacements	9
8.1	Conversions	9
8.2	Exchanges and Replacements	10
8.3	Policy Split Option	10
8.4	De-Arbitrage on Policies sold by stp	10
	Claims	10
9.1	Notice	11
9.2	Proofs	11
9.3	Amount and Payment of Reinsurance Benefits	11
9.4	Contestable Claims	11
9.5	Claim Expenses	12
9.6	Misrepresentation or Suicide	12
9.7	Misstatement of Age or Sex	12
9.8	Extra-Contractual Damages	12
	Credit for Reserves	13
10.1	Reserve Methodology and Reporting	13
	Retention Limit Changes	13
	Recapture	13
	General Provision	14
13.1	Currency	14
13.2	PREMIUM TAX	14
13.3	Minimum Cession	14
13.4	Inspection of Records	15
13.5	Forms, Manuals & Issue Rules	15
13.6	GOOD FAITH	15
	DAC Tax	15
	Offset	16
	Insolvency	16
16.1	Insolvency of a Party to this Agreement	16
16.2	Insolvency of the Ceding Company	16
16.3	Insolvency of the Reinsurer	17
	Errors and Omissions	17
	Dispute Resolution	18
	Arbitration	18
	Confidentiality	19
	Duration of Agreement	20
	Execution	20

EXHIBITS

A -......Retention Limits of the Ceding Company
B -......Plans Covered and Binding Limits
C -......Forms, Manuals, and Issue Rules
D - .....Application for Facultative Reinsurance Form
E -......Reinsurance Premiums
F-.......Self-Administered Reporting

SCHEDULE

A -......Reinsurance Premiums

Preamble

1.1. PARTIES TO THE AGREEMENT

This is a YRT agreement for indemnity reinsurance (the “Agreement”) solely between (the “Ceding Company”), and Lincoln National Life Insurance Company of Indiana (the “Reinsurer”), collectively referred to as the “parties”.

The acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of the Ceding Company.

The Agreement will be binding upon the Ceding Company and the Reinsurer and their respective successors and assigns.

1.2 COMPLIANCE

This Agreement applies only to the issuance of insurance by the Ceding Company in a jurisdiction in which it is properly licensed.

The Ceding Company represents that, to the best of its knowledge, it is in compliance with all state and federal laws applicable to the business reinsured under this Agreement. In the event that the Ceding Company is found to be in non-compliance with any law material to this Agreement, the Agreement will remain in effect and the Ceding Company will indemnify the Reinsurer for any direct loss the Reinsurer suffers as a result of the non-compliance, and will seek to remedy the non-compliance.

1.3 CONSTRUCTION

The Ceding Company represents that, to the best of its knowledge, it is in compliance with all state and federal laws applicable to the business reinsured under this Agreement. In the event that the Ceding Company is found to be in non-compliance with any law material to this Agreement, the Agreement will remain in effect and the Ceding Company will indemnify the Reinsurer for any direct loss the Reinsurer suffers as a result of the non-compliance, and will seek to remedy the non-compliance.

This Agreement will be construed in accordance with the laws of the state of Texas.

1.4 ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both parties.

1.5 SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

AUTOMATIC REINSURANCE

2.1 GENERAL CONDITIONS

On and after the effective date of this Agreement, the Ceding Company will automatically cede to the Reinsurer a portion of the life insurance policies, supplementary benefits, and riders listed in Exhibit B. The insured, at the time of the application, must be a permanent resident of the United States or Canada.

The Reinsurer will automatically accept its share of the above-referenced policies up to the limits shown in Exhibit B, provided that:

a.	the Ceding Company keeps its full retention, as specified in Exhibit A, or otherwise holds its full retention on a life under previously issued inforce policies

b.	the Ceding Company applies its normal underwriting guidelines

c.	the total of the new ultimate amount of reinsurance required including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between the Reinsurer and the Ceding Company, does not exceed the Automatic Binding Limits set out in Exhibit B

d.	the amount of life insurance in force in all companies, including any coverage to be replaced plus the amount currently applied for on that life in all companies, does not exceed the Jumbo Limit stated in Exhibit B, and

e.	the application is on a life that has not been submitted facultatively to the Reinsurer or any other reinsurer within the last two (2) years, unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement.

2.2 RETAINED AMOUNTS

The Ceding Company may not reinsure the amount it has retained on the business covered under this Agreement, on any basis, without prior notification to the Reinsurer.

FACULTATIVE REINSURANCE

3.1

The Ceding Company may submit any application on a plan or rider identified in Exhibit B to the Reinsurer for its consideration on a facultative basis.

The Ceding Company will apply for reinsurance on a facultative basis by sending to the Reinsurer an Application for Facultative Reinsurance, providing the information outlined in Exhibit D. Accompanying this Application will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners’ reports, attending physicians’ statements, inspection reports, and any other information bearing on the insurability of the risk. The Ceding Company also will notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment will be immediately transmitted to the Reinsurer.

After consideration of the Application for Facultative Reinsurance and related information, the Reinsurer will promptly inform the Ceding Company of its underwriting decision. The Reinsurer’s offer will expire at the end of one hundred twenty (120) days, unless otherwise specified by the Reinsurer.

If the underwriting decision is acceptable, the Ceding Company will notify the Reinsurer in writing of its acceptance of the offer. The relevant terms and conditions of this Agreement will apply to those facultative offers made by the Reinsurer and accepted by the Ceding Company.

COMMENCEMENT OF LIABILITY

4.1 AUTOMATIC REINSURANCE

For automatic reinsurance, the Reinsurer’s liability will commence at the same time as the Ceding Company’s liability.

4.2 FACULTATIVE REINSURANCE

For facultative reinsurance, the Reinsurer’s liability will commence at the same time as the Ceding Company’s liability, provided that the Reinsurer has made a facultative offer and that offer was accepted, in accordance with the terms of this Agreement.

4.3 CONDITIONAL RECEIPT OR TEMPORARY INSURANCE

Reinsurance coverage under a conditional receipt or temporary insurance provision is limited to the Reinsurer’s share of amounts within the Conditional Receipt or Temporary Insurance Limits specified in Exhibit B. The Reinsurer will accept liability provided that the Ceding Company has followed its normal cash-with-application procedures for such coverage.

REINSURED RISK AMOUNT

5.1 LIFE

For option A policies, the net amount at risk of the policy is defined as the policy face amount less the account value. For option B policies, the net amount at risk of the policy is defined as the policy face amount. The reinsured net amount at risk for automatic policies is determined by multiplying the total net amount at risk on the policy by the Reinsurer’s share as defined in Exhibit B. For option A policies, the net amount at risk is calculated using the account value in effect at the beginning of the reinsurance billing period. The Ceding Company will maintain a quota share retention on each policy, up to the maximum limits of its retention per life for the insured’s issue age and rating, as shown in Exhibit A. Risk amounts above that limit will be reinsured under the terms of this Agreement on an excess basis.

The net amount at risk and the reinsured net amount at risk for policies resulting from exercise of the Policy Split Option will be determined in the same manner.

The Ceding Company’s retention on the policy will remain constant. Any change in the net amount at risk due to changes in the policy’s cash value or account value will be allocated to the reinsured amount.

5.2 WAIVER OF PREMIUM RIDER

The reinsured proportion of Disability Waiver of Premium will not be greater than the proportion reinsured on the corresponding life insurance benefit.

5.3 AUTOMATIC INCREASE RIDER

The amount of insurance placed into effect under the Automatic Increase Option will be combined with the net amount at risk defined in section 5.1 and the reinsured net amount at risk will be calculated using the formula specified in section 5.1.

5.4 CONTEMPLATION OF DEATH RIDER

The reinsured proportion of the Contemplation of Death Rider will be determined by multiplying the net amount at risk on the rider by the Reinsurer’s share as defined in Exhibit B, subject to the Company’s maximum retention limit as shown in Exhibit A.

PREMIUM ACCOUNTING

6.1 PREMIUMS

Reinsurance premium rates for life insurance and other benefits reinsured under this Agreement are shown in Exhibit E and Schedule A. The rates will be applied to the reinsured net amount at risk.

The Ceding Company will reduce the reinsurance premiums by the allowances shown in Exhibit E.

6.2 PAYMENT OF PREMIUMS

Reinsurance premiums are payable annually and in advance. The Ceding Company will calculate the amount of reinsurance premium due and, within thirty (30) days after the end of the month, will send the Reinsurer a statement that contains the information shown in Exhibit F, showing reinsurance premiums due for that period. If an amount is due the Reinsurer, the Ceding Company will remit that amount together with the statement. If an amount is due the Ceding Company, the Reinsurer will remit such amount within thirty (30) days of receipt of the statement.

6.3 DELAYED PAYMENT

The Remittance Date is defined as thirty (30) days after the end of the reporting period.

6.4 FAILURE TO PAY PREMIUMS

The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within sixty (60) days of the Remittance Date, the Reinsurer will have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Ceding Company thirty (30) days written notice of its intention. Such notice will be sent by certified mail.

If all reinsurance premiums in arrears, including any that become in arrears during the ninety (90) day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid for each. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their Remittance Dates.

Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within thirty (30) days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer’s right to collect premiums for the period during which reinsurance was in force prior to the expiration of the ninety (90) days notice.

The Ceding Company will not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article 12, or to transfer the reinsured policies to another reinsurer.

6.5 PREMIUM RATE GUARANTEE

While it is not anticipated that the Reinsurer will raise its rates, the YRT reinsurance rates set out in this sub-section are guaranteed to the extent that in the 2nd year and later the Reinsurer reserves the right to increase the premiums for reinsurance but not above the statutory net premium.

If the Reinsurer exercises its rights to increase reinsurance premiums under this Agreement in an amount greater than that required to ensure that the Reinsurer will participate in the Reinsurer’s share of any increases in premium rates, costs, charges or fees as implemented by the Company with respect to the Reinsured Policies, the Company may recapture the Reinsured Policies as to which reinsurance rates have been increased regardless of the Reinsured Policies’ duration in force. Such a recapture would be subject to payment to the Reinsurer of a recapture settlement amount determined mutually by the Company and the Reinsurer as equal to the portion of the unearned net reinsurance premiums and First Year Allowance Amortization Fee equal to the following:

Let A denote the first year expense allowance Let B denote the second year expense allowance
Let B denote the second year expense allowance
Let P denote the first year gross reinsurance premiums in calendar year C.

If the recapture occurs in year C+ n, where n=0,1,2,…9, the First Year Allowance Amortization Fee payable will be:

(A-B) (100%-10%n) (P)

No First Year Allowance Amortization Fee is payable after year C+9.

The Company will pay the recapture settlement amount required not later than forty-five (45) days following final determination of such amount.

REDUCTIONS, TERMINATIONS AND CHANGES

Whenever a change is made in the status, plan, amount or other material feature of a policy reinsured under this Agreement, the Reinsurer will, upon receipt of notification of the change, provide adjusted reinsurance coverage in accordance with the provisions of this Agreement. The Ceding Company will notify the Reinsurer of any such change within sixty (60) days of its effective date.

7.1 REDUCTIONS AND TERMINATIONS

In the event of the reduction, lapse, or termination of a policy or policies reinsured under this Agreement or any other agreement, the Ceding Company will reduce or terminate reinsurance on that life. The reinsured amount on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that the Ceding Company maintains its retention as defined under this Agreement.

The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If a fully retained policy on a life that is reinsured under this Agreement is terminated or reduced, the Ceding Company will reduce the existing reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy or policies will be terminated.

The Reinsurer will refund any unearned reinsurance premiums net of allowances.

7.2 INCREASES

a.	Noncontractual Increases
If the amount of insurance is increased as a result of a noncontractual change, the increase will be underwritten by the Ceding Company in accordance with its customary standards and procedures and will be considered new reinsurance under this Agreement. The Reinsurer’s approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the reinsured amount on the life to exceed either the Automatic Binding Limits or the Jumbo Limits shown in Exhibit B.

The Ceding Company and the Reinsurer will share the increased amount proportionately. Once the Ceding Company’s maximum retention has been reached, the remaining amount will be reinsured on an excess basis. Premiums for the additional reinsurance will be at the new-issue rate from the point of increase.

b.	Contractual Increases.
For policies reinsured on an automatic basis, reinsurance of increases in amount resulting from contractual policy provisions will be accepted only up to the Automatic Binding Limits shown in Exhibit B.

For policies reinsured on a facultative basis, reinsurance will be limited to the ultimate amount shown in the Reinsurer’s facultative offer. Reinsurance premiums for contractual increases will be on a point-in-scale basis from the original issue age of the policy.

7.3 RISK CLASSIFICATION CHANGES

If the policyholder requests a Table Rating reduction or removal of a Flat Extra, such change will be underwritten according to the Ceding Company’s normal underwriting practices. Risk classification changes on facultative policies will be subject to the Reinsurer’s approval.

The Ceding Company’s current practice is to remove a substandard rating after twenty (20) or age 65, whichever comes later. If the Ceding Company reduces the insured’s premium by the amount of the substandard rating, the reinsurance premium will also be reduced.

7.4 REINSTATEMENT

If a policy reinsured on an automatic basis is reinstated in accordance with its terms and in accordance with Ceding Company rules and procedures, the Reinsurer will, upon notification of reinstatement, reinstate the reinsurance coverage. If a policy reinsured on a facultative basis is reinstated, the Reinsurer will reinstate the reinsurance coverage upon notification of reinstatement in accordance with Ceding Company rules and procedures.

Upon reinstatement of the reinsurance coverage, the Ceding Company will pay the contractual reinsurance premiums plus accrued interest for the period and at the interest rate which it receives on premiums in arrears.

CONVERSIONS, EXCHANGES AND REPLACEMENTS

If a policy reinsured under this Agreement is converted, exchanged or replaced, the Ceding Company will promptly notify the Reinsurer. Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer and that exchange or convert to a plan covered under this Agreement will not be reinsured hereunder.

8.1 CONVERSIONS

The Reinsurer will continue to reinsure policies resulting from the contractual conversion of any policy reinsured under this Agreement, in an amount not to exceed the original amount reinsured hereunder. If the plan to which the original policy is converting is reinsured by the Reinsurer, either under this Agreement or under a different Agreement, reinsurance premium rates for the resulting converted policy will be those contained in the Agreement that covers the plan to which the original policy is converting. If the new plan is not reinsured by the Reinsurer, reinsurance premiums for a policy resulting from a contractual conversion will continue to use the rates shown in Exhibit E. Reinsurance premiums and any allowances for conversions will be on a point-in-scale basis from the original issue age of the policy.

If the conversion results in an increase in the risk amount, the increase will be underwritten by the Ceding Company in accordance with its customary standards and procedures. The Reinsurer will accept its share of such increases, subject to the new business provisions of this Agreement. Reinsurance premiums and any allowances for increased risk amounts will be first-year premiums at the agreed-upon premium rate.

8.2 EXCHANGES AND REPLACEMENTS

A policy resulting from an internal exchange or replacement will be underwritten by the Ceding Company in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements. If the Ceding Company’s guidelines treat the policy as new business, then the reinsurance will also be considered new business. For purposes of this Article, new business is defined as those policies on which:

    a.        the Ceding Company has obtained complete and current underwriting evidence on the full amount; and

    b.        the full normal commissions are paid for the new plan; and

    c.        the Suicide and Contestable provisions apply as if the policy were newly issued.

The Reinsurer’s approval to exchange or replace the policy will be required if the original policy was reinsured on a facultative basis.

If the Ceding Company’s guidelines do not treat the policy as new business, the exchange or replacement will continue to be ceded to the Reinsurer. The rates will be based on the original issue age, underwriting class and duration since the issuance of the original policy.

8.3 POLICY SPLIT OPTION

Reinsurance premiums for single life policies, which result from the Policy Split Option having been exercised, will reflect the original issue age and underwriting class of the insured, as well as the duration since issuance of the original policy. The original policy will be split so that no more than 50% of the original policy’s surrender value, death benefits, and policy debt are allocated to either of the resulting policies. Surrender value, death benefits, and policy debt will be split among the new policies proportionally to each other. The Policy Split Option will terminate at the earlier of the eldest insured’s attained age of 80, and the base policy’s termination. The reinsurance premiums for policies resulting from the Policy Split Option are shown in Section 2.b of Exhibit E and Schedule A.

8.4 De-Arbitrage on Policies sold by stp

If a policy sold by the STP marketing group is de-arbitraged, the Ceding Company will issue a new policy dated as of the date of de-arbitrage. If both insureds are alive, the new policy would be a survivorship policy. If one insured is dead, the new policy will be a single life UL. Policy loads and COI’s would be a continuation of the original scale. Reinsurance premiums would also continue on a point-in-scale basis. The reinsurance premiums would continue to be from Section 1.a of Exhibit E and Schedule A if a survivor policy and from Section 1.c of Exhibit E and Schedule A if a single life UL.

CLAIMS

Claims covered under this Agreement include only death claims, and any additional benefits specified in Exhibit B, which are provided by the underlying policy and are reinsured under this Agreement. If the policy is a survivorship policy, the claim is payable upon the deaths of both insureds on a policy reinsured under this Agreement.

9.1 NOTICE

The Ceding Company will notify the Reinsurer, as soon as reasonably possible, after it receives a claim on a policy reinsured under this Agreement.

9.2 PROOFS

The Ceding Company will promptly provide the Reinsurer with proper claim proofs, including a copy of the proof of payment by the Ceding Company, and copies of the death certificates for both insureds, where applicable. In addition, for contestable claims, the Ceding Company will send to the Reinsurer a copy of all papers in connection with the claim.

9.3 AMOUNT AND PAYMENT OF REINSURANCE BENEFITS

As soon as the Reinsurer receives proper claim notice and proof of the claim, the Reinsurer will promptly pay the reinsurance benefits due the Ceding Company. The Ceding Company’s contractual liability for policies reinsured under this Agreement is binding on the Reinsurer. However, for claims incurred during the contestable period, if the amount of reinsurance ceded to the Reinsurer is greater than 50% of the total net amount at risk on the policy, the Ceding Company will consult with the Reinsurer before conceding liability or making settlement to the claimant. The Ceding Company will wait at least ten (10) days for the Reinsurer’s recommendation.

The total reinsurance recoverable from all companies will not exceed the Ceding Company’s total contractual liability on the policy, less the amount retained. The maximum reinsurance death benefit payable to the Ceding Company under this Agreement is the risk amount specifically reinsured with the Reinsurer. The Reinsurer will also pay its proportionate share of the interest that the Ceding Company pays on the death proceeds until the date of settlement.

        Life benefit payments will be made in a single sum, regardless of the Ceding Company’s settlement options.

The reinsurance benefit for an approved waiver of premium claim will be the Reinsurer’s proportionate share of the monthly deduction or stipulated premium waived on the policy. The Ceding Company will continue to pay the life reinsurance premium; however, it will not pay the reinsurance premium for the waiver benefit for the duration of the waiver claim period. The Reinsurer will pay waiver benefits annually.

9.4 CONTESTABLE CLAIMS

The Ceding Company will promptly notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a reinsured policy. The Ceding Company will also promptly and fully disclose all information relating to the claim. Once notified, the Reinsurer will have ten (10) days to notify the Ceding Company in writing of its decision to accept participation in the contest, compromise, or litigation. If the Reinsurer has accepted participation, the Ceding Company will promptly advise the Reinsurer of all significant developments in the claim investigation, including notification of any legal proceedings against it in response to denial of the claim.

If the Reinsurer does not accept participation, the Reinsurer will then fulfill its obligation by paying the Ceding Company its full share of the reinsurance amount, and will not share in any subsequent reduction or increase in liability.

If the Reinsurer accepts participation and the Ceding Company’s contest, compromise, or litigation results in a reduction or increase in liability, the Reinsurer will share in any such reduction or increase in proportion to its share of the risk on the contested policy.

9.5 CLAIM EXPENSES

The Reinsurer will pay its share of reasonable claim investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless the Reinsurer has discharged its liability pursuant to Section 9.4 above. If the Reinsurer has so discharged its liability, the Reinsurer will not participate in any expenses incurred thereafter.

The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company’s home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

9.6 MISREPRESENTATION OR SUICIDE

If the Ceding Company returns premium to the policyowner or beneficiary as a result of misrepresentation, the Reinsurer will refund net reinsurance premiums received on that policy without interest to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement. In the event of a claim settlement under the suicide provision of the policy, the Reinsurer will pay their proportionate share of the policy proceeds.

9.7 MISSTATEMENT OF AGE OR SEX

In the event of a change in the amount of the Ceding Company’s liability on a reinsured policy due to a misstatement of age or sex, the Reinsurer’s liability will change proportionately. According to the policy form, the death benefit shall be that which could have been purchased by the most recent Cost of Insurance deduction at the correct age or sex.

9.8 EXTRA-CONTRACTUAL DAMAGES

The Reinsurer will not participate in punitive or compensatory damages that are awarded against the Ceding Company as a result of an act, omission, or course of conduct committed solely by the Ceding Company, its agents, or representatives in connection with claims covered under this Agreement. The Reinsurer will, however, pay its share of statutory penalties awarded against the Ceding Company in connection with claims covered under this Agreement if the Reinsurer elected in writing to join in the contest of the coverage in question.

The parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law, to share proportionately in punitive and compensatory damages. Such circumstances are difficult to define in advance, but would generally be those situations in which the Reinsurer was an active party and, in writing, recommended, consented to, or ratified the act or course of conduct of the Ceding Company that ultimately resulted in the assessment of the extra-contractual damages. In such situations, the Reinsurer and the Ceding Company will share such damages so assessed, in equitable proportions.

        For purposes of this Article, the following definitions will apply.

“Punitive Damages” are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

“Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

        “Statutory Penalties” are those amounts awarded as a penalty, but are fixed in amount by statute.

CREDIT FOR RESERVES

10.1 RESERVE METHODOLOGY AND REPORTING

The parties intend that the Ceding Company will receive full statutory reserve credit in its state of domicile for the insurance risks ceded to the Reinsurer. The parties agree to make all reasonable efforts to ensure that this is accomplished.

The Ceding Company will provide a reserve summary for business reinsured under this agreement to the Reinsurer on an annual basis, along with a detailed description of its reserving assumptions and any changes in these assumptions applicable to each statement date.

RETENTION LIMIT CHANGES

11.1	If the Ceding Company changes its maximum retention limits as shown in Exhibit A, it will provide the Reinsurer with written notice of the intended changes thirty (30) days in advance of their effective date.

A change to the Ceding Company’s maximum retention limits will not affect the reinsured policies in force except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the parties, an increase in the Ceding Company’s retention schedule will not effect an increase in the total risk amount that it may automatically cede to the Reinsurer.

RECAPTURE

12.1	Not more than once in any consecutive twenty-four month period, the Ceding Company may apply its increased maximum retention limits to reduce the amount of in force Reinsured Policies provided:

The Ceding Company gives the Reinsurer irrevocable written notice of its intention to recapture within 90 days of the effective date of the maximum retention limit increase; and

Such recaptures are made on the next anniversary of each Reinsured Policy affected unless mutually agreed otherwise by the Ceding Company and the Reinsurer and with no recapture being made until the Reinsured Policy has been in force for the period stated in Exhibit E.4. For a conversion or re-entry, the recapture terms of the original policy will apply and the duration for the recapture period will be measured from the effective date of the original policy; and

The Ceding Company has maintained from the time the policy was issued, its full retention as set out in Exhibit A for the plan and the insured’s classification; and

The Ceding Company has applied its increased Retention Limits in a consistent manner to all categories of its Retention Limits set out in Exhibit A unless otherwise agreed to by the Reinsurer; and

Other than as respects bona fide catastrophe or financial reinsurance arrangements, the Ceding Company will retain all risks so recaptured and is prohibited from ceding in any form any of the recaptured business without the Reinsurer’s prior written consent.

In applying its increased Retention Limits to Reinsured Policies, the age and mortality rating at the time of issue will be used to determine the amount of the Ceding Company’s increased maximum retention. The amount of reinsurance eligible for recapture is based on the reinsurance net amount at risk as of the date of recapture. If there is reinsurance with other companies on risks eligible for recapture, the necessary reduction is to be applied pro rata to the total outstanding reinsurance.

Recapture as provided herein is optional with the Ceding Company, but if any Reinsured Policy is recaptured, all Reinsured Policies eligible for recapture under the provisions of this Article must be similarly recaptured as well as all eligible life risks reinsured under any other reinsurance agreement in force between, on one hand, the Reinsurer and, on the other hand, the Ceding Company or any common retention affiliate thereof as to which any recapture rights may then be available to the Ceding Company or such affiliate. For purposes of this provision, the term “common retention affiliate” means any affiliate of the Ceding Company as to which corporate mortality risk retention levels have been managed on a coordinated basis with the Ceding Company’s risk retention program.

        The Ceding Company may not revoke its election to recapture for Reinsured Policies becoming eligible at future anniversaries.

No recapture of Reinsured Policies will occur if the Ceding Company has either obtained or increased stop loss reinsurance coverage as justification for the increase in maximum retention.

If there is a Waiver of Premium (W.P.) claim in effect when recapture takes place, the W.P. claim will stay in effect and the Reinsurer will continue to pay its share of the W.P. claim until it terminates. The Reinsurer will not be liable for any other benefits, including the basic life risk, which are eligible for recapture. All such eligible benefits will be recaptured as if there was no W.P. claim.

The Reinsurer will not be liable, after the effective date of recapture, for any Reinsured Policies or portions of such Reinsured Policies eligible for recapture that the Ceding Company has overlooked. The Reinsurer will be liable only for a credit of the premiums, received after the recapture date, less any allowance.

The terms and conditions for the Ceding Company to recapture in force Reinsured Policies due to the insolvency of the Reinsurer are set out in the Insolvency clause in Article 16.3.

If the Ceding Company transfers business which is reinsured under this Agreement to a successor company, then the successor company has the option to recapture the reinsurance, in accordance with the recapture criteria outlined in this Article, only if the successor company has or adopts a higher retention limit than the Ceding Company.

GENERAL PROVISION

13.1 CURRENCY

        All payments and reporting by both parties under this Agreement will be made in United States dollars.

13.2 PREMIUM TAX

        The Reinsurer will not reimburse the Ceding Company for premium taxes.

13.3 MINIMUM CESSION

The Ceding Company will not cede a policy to the Reinsurer unless the amount to be reinsured at issue exceeds the Initial Minimum Cession amount shown in Exhibit B.

Reinsurance will be cancelled on any policy when its reinsured net amount at risk falls below the Trivial Amount limit shown in Exhibit B.

13.4 INSPECTION OF RECORDS

The Reinsurer and the Ceding Company, or their duly authorized representatives, will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party.

13.5 FORMS, MANUALS & ISSUE RULES

The Ceding Company affirms that its retention schedule, underwriting guidelines, issue rules, premium rates and policy forms applicable to the Reinsured Policies and in use as of the effective date, have been supplied to the Reinsurer.

The Ceding Company will promptly notify the Reinsurer of any proposed material changes in its underwriting guidelines. This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

It is the Ceding Company’s responsibility to ensure that its practice and applicable forms are in compliance with current Medical Information Bureau (MIB) guidelines.

13.6 GOOD FAITH

        All matters with respect to this Agreement require the utmost good faith of both parties.

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed.

The Reinsurer has entered into this Agreement in reliance upon the Company’s representations and warranties. The Company affirms that it has and will continue to disclose all matters material to this Agreement. Examples of such matters are a change in underwriting or issue practices or philosophy, a change in underwriting or claims management personnel, or changes in the Ceding Company’s ownership or control.

The Company affirms that the underwriting, administration and claims practices it employs are consistent with the customary and usual practices of the insurance industry as a whole. Should the Company engage in exceptional or uncustomary practices, it will inform the Reinsurer of such action and obtain its written consent before assigning any liability to the Reinsurer with respect to any policies covered under this Agreement.

DAC TAX

14.1 The parties to this Agreement agree to the following provisions pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended: a. The term `party' refers to either the Ceding Company or the Reinsurer, as appropriate. b. The terms used in this Article are defined by reference to Regulation Section 1.848-2, effective December 29, 1992.
c.	The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

d.	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service.

e.	The Ceding Company will submit a schedule to the Reinsurer by June 30th of each year with its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within fifteen (15) days of the Reinsurer’s receipt of the Ceding Company’s calculation. If the Reinsurer does not so notify the Ceding Company within the required timeframe, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year.

f.	If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within fifteen (15) days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its tax return for the previous calendar year.

g.	Both the Ceding Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

OFFSET

15.1	Any debts or credits, in favor of or against either the Reinsurer or the Ceding Company with respect to this Agreement or any other reinsurance agreement between the parties, are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid.

        The right of offset will not be affected or diminished because of the insolvency of either party.

INSOLVENCY

16.1	INSOLVENCY OF A PARTY TO THIS AGREEMENT A party to this Agreement will be deemed insolvent when it:

a.	applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

b.	is adjudicated as bankrupt or insolvent; or

c.	files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

d.	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

16.2 INSOLVENCY OF THE CEDING COMPANY

In the event of the insolvency of the Ceding Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company, without diminution because of the insolvency, for those claims allowed against the Ceding Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver, or statutory successor will give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, rehabilitator, receiver, or statutory successor.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement.

16.3 INSOLVENCY OF THE REINSURER

In the event of the insolvency of the Reinsurer, the Ceding Company may cancel this Agreement for new business by promptly providing the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of the cancellation effective the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances.

In addition, the Ceding Company may provide the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Ceding Company on the policies reinsured hereunder. The effective date of a recapture due to insolvency would be at the election of the Ceding Company and would not be earlier than the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination. Any Recapture Fee applicable will be mutually agreed upon by the Ceding Company and the Reinsurer, its rehabilitator, conservator, liquidator or statutory successor.

ERRORS AND OMISSIONS

17.1	If through unintentional error, oversight, omission, or misunderstanding (collectively referred to as “errors”), the Reinsurer or the Ceding Company fails to comply with the terms of this Agreement and if, upon discovery of the error by either party, the other is promptly notified, each thereupon will be restored to the position it would have occupied if the error had not occurred, including interest.

If it is not possible to restore each party to the position it would have occupied but for the error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement.

However, the Reinsurer will not provide reinsurance for policies that do not satisfy the parameters of this Agreement, nor will the Reinsurer be responsible for negligent or deliberate acts or for repetitive errors in administration by the Ceding Company. If either party discovers that the Ceding Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer may require the Ceding Company to audit its records for similar errors and to take the actions necessary to avoid similar errors in the future.

DISPUTE RESOLUTION

18.1	In the event of a dispute arising out of or relating to this agreement, the parties agree to the following process of dispute resolution. Within fifteen (15) days after the Reinsurer or the Ceding Company has first given the other party written notification of a specific dispute, each party will appoint a designated company officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the dispute will be submitted to formal arbitration, unless the parties agree in writing to extend the negotiation period for an additional thirty (30) days.

ARBITRATION

19.1	It is the intention of the Reinsurer and the Ceding Company that the customs and practices of the life insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all matters with the highest good faith. However, if the Reinsurer and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, and the dispute cannot be resolved through the dispute resolution process described in Article 18, the dispute will be decided through arbitration as a precedent to any right of action hereunder.

To initiate arbitration, either the Ceding Company or the Reinsurer will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within fifteen (15) days of its receipt.

There will be three arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. Each of the parties will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of the initiation of the arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the appointment of the third arbitrator will be left to the American Arbitration Association.

Once chosen, the arbitrators are empowered to select the site of the arbitration and decide all substantive and procedural issues by a majority of votes. The arbitration proceedings will be held in Galveston, Texas. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators will have the power to determine all procedural rules of the arbitration, including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators may consider any relevant evidence; they will weigh the evidence and consider any objections. Each party may examine any witnesses who testify at the arbitration hearing.

The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be submitted in writing. The decision will be final and binding on both parties and there will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment.

Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

        This Article will survive termination of this Agreement.

CONFIDENTIALITY

20.1	Reinsurer hereby acknowledges that from time to time in the performance of its duties and obligations under the Agreement, Reinsurer may receive certain information about policyholders or certificate holders of Insurer that may be characterized as “Nonpublic Personal Information” under Title V of the federal Gramm-Leach-Bliley Act and/or state insurance laws and/or regulations enacted and/or promulgated in accordance therewith (collectively the “Privacy Act”). “Nonpublic Personal Information” includes any personally identifiable financial and/or health information about Insurer’s customers, and any list, description or other grouping of customers that is derived using any personally identifiable information that is not publicly available.

Reinsurer and Insurer hereby acknowledge and agree that they are “nonaffiliated third parties” with respect to one another for purposes of the Privacy Act. Reinsurer and Insurer further acknowledge and agree that Insurer’s disclosure of nonpublic personal information to Reinsurer under this Agreement is made under one or more exceptions to the Privacy Act’s opt-out or opt-in requirements. Reinsurer agrees not to disclose the nonpublic personal information received from Insurer to any other person or to use the nonpublic personal information received pursuant to this Agreement except: (1) as necessary in the ordinary course of business in order to carry out Reinsurer’s obligations under this Agreement; or (2) as allowed under a recognized exception or permitted redisclosure under the Privacy Act. This provision will remain in force for as long as there is reinsurance in force under this Agreement.

20.2	The Ceding Company and the Reinsurer agree that Customer and Proprietary Information will be treated as confidential. Customer Information includes, but is not limited to, medical, financial, and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of policies issued by the Ceding Company. Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms, and the specific terms and conditions of this Agreement. Customer and Proprietary Information will not include information that:

a.	is or becomes available to the general public through no fault of the party receiving the Customer or Proprietary Information (the “Recipient”); b. is independently developed by the Recipient; c. is acquired by the Recipient from a third party not covered by a confidentiality agreement; or d. is disclosed under a court order, law or regulation.

The parties will not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required or allowed by law or regulation.

The Ceding Company acknowledges that the Reinsurer can aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Ceding Company.

DURATION OF AGREEMENT

21.1	This Agreement is indefinite as to its duration. The Ceding Company or the Reinsurer may terminate this Agreement with respect to the reinsurance of new business by giving ninety (90) days written notice of termination to the other party, sent by certified mail. The first day of the notice period is deemed to be the date the document is postmarked.

During the notification period, the Ceding Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all reinsured policies will remain in force until the termination or expiry of the policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

EXECUTION

22.1	This Agreement is effective as of November 1, 1997, and applies to all eligible policies with issue dates on or after such date, not withstanding that such policies may have been backdated for up to six (6) months to save age. This Agreement has been made in duplicate and is hereby executed by both parties.

American National Insurance Company Lincoln National Life Insurance Company

By:   ____________________________      By: ____________________________
         (signature)                               (signature)

      ____________________________          ____________________________
         (print or type name)                    (print or type name)

Title:                                               Title:

Date:                                                Date:

Location: Galveston, Texas                           Location:

Attest:                                              Attest:
       ___________________________             ____________________________
            (signature)                               (signature)

Title:                                               Title:

EXHIBIT A

Retention Limits of the Ceding Company

A.1

(a)  Life Insurance - Maximum Limits of Retention

----------------------- -----------------------------------
      Issue Age               Standard - Table [ 16]
----------------------- -----------------------------------
         All                         700,000*
----------------------- -----------------------------------

*However, prior to September 1, 2003, if the amount issued and applied for in all companies equals or exceeds $10,000,000, the Ceding Company’s retention will be $350,000.

(b) First Dollar Quota Share – Ceding Company’s Quota Share Percentage

The Ceding Company will retain 50.0% of each policy up to the above maximum dollar retention limits.

A.2 WAIVER OF PREMIUM DISABILITY BENEFITS

Same as Life Insurance

EXHIBIT B

Plans Covered and Binding Limits

The business automatically reinsured under this Agreement is defined as follows.

B.1 PLANS, RIDERS AND BENEFITS

Policies issued on plans with effective dates within the applicable period shown below may qualify for automatic reinsurance under the terms of this Agreement.

                                                                    Commencement
Plan Identification                          Form                         Date

Joint and Last Survivor UL                  USLIP                     November 1, 1997
Joint and Last Survivor VUL             SVUL, SVULPA                  November 1, 1999

Automatic Increase Rider                   USAIR                      November 1, 1997
Contemplation of Death Rider              USLIPCD                     November 1, 1997
Disability Premium Waiver                 USLIPDW                     November 1, 1997

B.2 BASIS

The Reinsurer’s share will be 5.0% of the net amount at risk up to the Ceding Company’s maximum dollar retention limit and 10% of the net amount at risk above the Ceding Company’s maximum dollar retention limit. This amount will not exceed the Reinsurer’s share of the maximum Automatic Binding Limits specified in Exhibit B.3.

B.3 AUTOMATIC BINDING LIMITS

(a) Life

-----------------------------------------------------------
                                     Maximum
      Issue Ages              Standard - Table [ 16]
----------------------- -----------------------------------
         All                        $10,000,000
----------------------- -----------------------------------

The maximum autobind amounts above exclude the Ceding Company’s retention.

The mortality rating of both insureds combined will not exceed 20 tables. However, in the event the healthier life is a Table 8 or better, then the life with the less favorable mortality rating may be any table rating, including uninsurable.

(b)     Waiver of Premium Disability Benefits: Same as for Life Insurance

B.4 JUMBO LIMITS

The Ceding Company will not cede any risk automatically if, according to information available to the Ceding Company, the total amount in force and applied for on the life with all insurance companies, including any amount to be replaced, exceeds the applicable amounts shown below.

(a)     Life: $25,000,000

    (b)        Waiver of Premium Disability Benefits: Same as for Life Insurance

B.5 CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT

The amount of coverage provided by the Reinsurer under a Conditional Receipt (or Interim Receipt) will not exceed the lesser of:

1.	The Reinsurer’s share of $500,000; or

2.	The Automatic Acceptance Limits; or

3.	The Reinsurer’s share of the difference between the amount of insurance provided by the Conditional Receipt (or Interim Receipt) and the Ceding Company’s maximum retention assuming the life had been underwritten as standard. The Ceding Company’s retention will include any amounts retained under any in force policies on the life.

B.6 CESSION LIMITS

(a)     Minimum Initial Cession: $5,000

(b)     Trivial Amount: $2,500

EXHIBIT C

Forms, Manuals and Issue Rules

Materials have been supplied to Reinsurer.

EXHIBIT D

Application for Facultative Reinsurance

EXHIBIT E

Reinsurance Premiums

E.1 LIFE

a.     Joint and Last Survivor Universal Life Plan:

Standard annual reinsurance premiums per $1000 reinsured are determined using the 1980 CSO Table, attached as Schedule A—I, Frasierized using the Frasierization calculation, attached as Schedule A—II, multiplied by the appropriate American National COI Factor*, attached as Schedule A—III, as determined by the Joint Equal Age Calculation, attached as Schedule A—IV, less the following allowances:

         ================================================== ========================================
                          First Year                                           100%
         -------------------------------------------------- ----------------------------------------
                           Renewal Years                                      45%
         ================================================== ========================================
*American National COI Factors from Schedule A—III are further subject to minimums of .25 for two non-smokers, .325 for one non-smoker and one smoker, and .40 for two smokers.

b.     Joint and Last Survivor Variable Universal Life Plan:

Standard annual reinsurance premiums per $1000 reinsured for the above listed plan are the Survivorship Variable Universal Life Current Cost of Insurance rates attached as Schedule A—V, Frasierized using the Frasierization calculation, attached as Schedule A—II, less the following allowances:

         ================================================== ========================================
                            First Year                                       100%
         -------------------------------------------------- ----------------------------------------
                           Renewal Years                                      45%
         ================================================== ========================================

c.     De-Arbitraged Single Life Universal Life Plan:

Standard annual reinsurance premiums per $1000 reinsured for the above listed plan are determined using the 75-80 SOA ALB Table, attached as Schedule A—VI, multiplied by a Single Life Discount Factor, attached as Schedule A—VII.

d.	Table rated substandard reinsurance premiums are the appropriate multiple of the standard reinsurance premiums (25% per table) less the allowances shown under Section 1 of this exhibit.

e.     Flat Extra reinsurance premiums are the following percentages of such premiums charged the insured:

         ===========================================================================================
                       Permanent flat extra premiums (for more than 5 years duration)
         -------------------------------------------------- ----------------------------------------
                            First Year                                        25%
         -------------------------------------------------- ----------------------------------------
                           Renewal Years                                      90%
         ================================================== ========================================

         ===========================================================================================
                        Temporary flat extra premiums (for 5 years or less duration)
         -------------------------------------------------- ----------------------------------------
                             All Years                                        90%
         ================================================== ========================================

E.2 RIDERS

a.     DISABILITY WAIVER OF PREMIUM:

Disability Waiver of Premium Benefit reinsurance premiums are such premiums or Cost of Insurance Rates charged the insured for the reinsured portion of the policy, less the following allowances:

         ================================================== ========================================
                               Year                                        Allowance
                                 1                                           100%
                                2+                                            45%
         ================================================== ========================================

b.     POLICY SPLIT OPTION:

When the Policy Split Option is exercised, the reinsurance premium rates for the resulting single life policies will be the single life reinsurance premium rates (75-80 SOA ALB Table) attached as Schedule A—VI, applied on a point-in-scale basis, for the reinsured portion of the policy, multiplied by a Single Life Discount Factor, attached as Schedule A—VII.

c.     CONTEMPLATION OF DEATH RIDER:

Contemplation of Death Rider reinsurance premiums are such premiums charged the insured for the reinsured portion of the policy, less the following allowances:

         ================================================== ========================================
                            First Year                                       100%
         -------------------------------------------------- ----------------------------------------
                           Renewal Years                                      45%
         ================================================== ========================================

d.     AUTOMATIC INCREASE RIDER:

Automatic Increase reinsurance premiums are 90% of such premiums or Cost of Insurance Rates charged the insured for the for the reinsured portion of the policy, less the following allowances:

         ================================================== ========================================
                            First Year                                       100%
         -------------------------------------------------- ----------------------------------------
                           Renewal Years                                      45%
         ================================================== ========================================

E.3 AGE BASIS

Age Last

E.4 POLICY FEES

The Reinsurer will not participate in any policy fees.

E.5 RECAPTURE PERIOD

Number of years: 10

EXHIBIT F

Self-Administered Reporting

F.1

The Ceding Company will self-administer all reinsurance reporting. The Ceding Company will send the Reinsurer the reports listed below at the frequency specified.

Transaction Reports Monthly

1. New Business

2. First Year – Other than New Business3.
Renewal Year4.
Changes and Terminations5.
Accounting Information

Periodic Reports Quarterly

6. Statutory Reserve Information7.
Policy Exhibit Information8.
Inforce

A brief description of the data requirements follows below.

Transaction Reports

The Ceding Company agrees to report policy data using the TAI system.

1. New Business

This report will include new issues only, the first time the policy is reported to the Reinsurer. Automatic and Facultative business will be identified separately.

2. First Year – Other than New Business

This report will include policies previously reported on the new business detail and still in their first duration, or policies involved in first year premium adjustments.

3. Renewal Year

All policies with renewal dates within the Accounting Period will be listed.

4. Changes and Terminations

Policies affected by a change during the current reporting period will be included in this report. Type of change or termination activity must be clearly identified for each policy.

The Ceding Company will identify the following transactions either by separate listing or unique transaction codes: Terminations, Reinstatements, Changes, Conversions, and Replacements. For Conversions and Replacements, the Ceding Company will report the original policy date, as well as the current policy date.

5. Accounting Information

Premiums and allowances will be summarized for Life coverages, Benefits, and Riders by the following categories: Automatic and Facultative, First Year and Renewals.

Periodic Reports

6. Statutory Reserve Information

Statutory reserves will be summarized for Life coverages, Benefits and Riders. The Ceding Company will specify the reserve basis used.

7. Policy Exhibit Information

This is a summary of transactions during the current period and on a year-to-date basis, reporting the number of policies and reinsured amount.

8. Inforce

This is a detailed report of each policy in force.

SCHEDULE A—I

REINSURANCE PREMIUMS

STANDARD ANNUAL REINSURANCE PREMIUMS

1980 CSO Table, Age Last Birthday

SCHEDULE A—II

REINSURANCE PREMIUMS

Standard Annual Reinsurance Premiums

Frasierization Calculation

SCHEDULE A—III

REINSURANCE PREMIUMS

Standard Annual Reinsurance Premiums

American National COI Factors

SCHEDULE A—IV

REINSURANCE PREMIUMS

Standard Annual Reinsurance Premiums

Joint Equal Age Calculation

SCHEDULE A—V

REINSURANCE PREMIUMS

STANDARD ANNUAL REINSURANCE PREMIUMS

Survivorship Variable Universal Life Current Cost of Insurance Rates

SCHEDULE A—VI

REINSURANCE PREMIUMS

STANDARD ANNUAL REINSURANCE PREMIUMS

75-80 SOA ALB Table

SCHEDULE A—VII

REINSURANCE PREMIUMS

STANDARD ANNUAL REINSURANCE PREMIUMS

Single Life Discount Factor